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                                    FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 21, 1998
                                                         ----------------------

                        CORN PRODUCTS INTERNATIONAL, INC.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                      1-13397                     22-3514823
----------------------------         -----------              ------------------
(State or other jurisdiction         (Commission              (IRS Employer
       of incorporation)             File Number)            Identification No.)


6500 South Archer Road, Bedford Park, Illinois                    60501-1933
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  (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code: (708) 563-2400


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 5.           Other Events.

                  On October 21, 1998, Corn Products International, Inc. ("Corn Products") entered into certain agreements providing for the acquisition by Corn Products of the remaining interest in its Mexican joint venture, Arancia - CPC S.A. de C.V. (the "Joint Venture"). The acquisition is expected to occur in a series of transactions over the next several years and will be paid for with a combination of cash and Corn Products Common Stock. In the event that Corn Products acquires all of the remaining interest in the Joint Venture, the aggregate purchase price would consist of (i) US$90 million of cash, plus (ii) 1,764,706 shares of Corn Products Common Stock, plus (iii) at the option of Corn Products, US$30 million in either cash or Corn Products Common Stock valued at the time of issuance. In addition, an earnout payment not to exceed US$15 million and not less than US$9 million will be made.

                  Corn Products currently owns a 49% interest in the Joint Venture. The remaining 51% interest is held 41% by Aracorn S.A. de C.V. ("Aracorn") and 10% by Arancia Industrial, S.A. de C.V. ("Arinsa"). Promociones Industriales Aralia, S.A. de C.V. ("Aralia") currently owns 100% of Aracorn. Aracorn, Arinsa, and Aralia are controlled by the Aranguren family of Mexico.

                  The Joint Venture is a leading producer in Mexico of a large variety of food ingredients and industrial products derived from the wet milling of corn. This business includes the manufacturing, marketing, distribution, sales and trading of all types of products derived from the corn wet milling process, such as corn starch, glucose corn syrups, corn syrup blends, high fructose sweeteners, caramel color, maltrodextrins, dextrose, sorbitol, gluten meal, gluten feed and corn oil. The Joint Venture has plants located in Guadalajara, San Juan Del Rio and Mexico City with a total corn grinding capacity of 3,600 tons per day, equivalent to 144 thousand bushels a day.

                  The Joint Venture's headquarters are in Guadalajara, Mexico and the Mexican participants in the Joint Venture have been in the corn refining business for more than 70 years. It has a grind share of close to 70% and approximately 50% market share in Mexico. It is the market leader in corn starch, dextrose, glucose corn syrup, maltrodextrine, high fructose 55 syrups, sorbitol and caramel color. The Joint Venture's annual sales total approximately $330 million.

                  The closing of the initial transaction will take place as soon as Mexican regulatory approvals are received and certain other conditions are satisfied and is expected to occur in the fourth quarter of 1998. After the consummation of the initial transaction, Corn Products will hold effective control of 79.1% of the Joint Venture. The initial transaction will consist of the acquisition by Corn Products of:

                  (i) 49% of the capital stock of Aracorn from Aralia for US$10 million in cash and 1,764,706 shares of Corn Products Common Stock;

                  (ii) 10% of the capital stock of the Joint Venture from Arinsa, for approximately US$35 million in cash; and


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                  (iii)    91.7% of the capital stock of Poliquimicos del
                           Ecuador, S.A., a small Ecuadorian corn wet miller ("Poliecsa"), from Arinsa for US$2 million in cash.

                  The agreements provide that Corn Products will also pay Aralia an earnout with respect to each of the years 2000, 2001 and 2002, the actual amount of which will be determined by a formula. The aggregate earnout payment will not exceed US$15 million or be less than US$9 million.

                  All earnings and losses of the Joint Venture will be accrued on the Corn Products financial statements after the closing of the initial transaction.

                  In addition to the initial transaction, the agreements provide for reciprocal put and call options with respect to the remaining 51% of the capital stock of Aracorn, which may be exercised by either Corn Products or Aralia in two deferred transactions over the next 5 years. If the options are exercised by either Aralia or Corn Products, the first such deferred transaction would transfer a 26.6% interest in Aracorn to Corn Products and the second such deferred transaction would transfer the remaining 24.4% interest in Aracorn to Corn Products. If both such transactions are consummated, Corn Products would own 100% of Aracorn and, accordingly, would hold 100% of the interest in the Joint Venture.

                  The first deferred transaction must occur between the date one year and one day after the closing of the initial transaction and the date one year and one month after the closing of the initial transaction. The purchase price for the 26.6% interest in Aracorn will be, at Corn Products' option, either (i) cash in the amount approximately equal to US$38 million plus interest, or (ii) (A) approximately US$18 million plus interest in cash, plus
(B) Corn Products Common Stock with a then current market value equal to US$20 million plus interest.

                  The second deferred transaction must occur between the date eighteen months after the closing of the initial transaction and December 31, 2003. The purchase price for the 24.4% interest in Aracorn will be, at Corn Products' option, either (i) approximately US$35 million plus interest in cash, or (ii) (A) approximately US$25 million plus interest in cash plus (B) Corn Products common stock with a then current market value of US$10 million plus interest.

                  Aralia, and certain related transferees, will have the right to sell to Corn Products any Corn Products Common Stock acquired in the transactions described above. Such right may not be exercised until after the thirteenth month following the closing of the initial transaction. Thereafter such right may be exercised from time to time over a period of ten years, which period may be extended by Corn Products for an additional three years. Such right may be exercised only once during any six month period and must be exercised for a minimum of 250,000 shares of Corn Products Common Stock at any one time. The purchase price for the shares of Corn Products Common Stock so sold to Corn Products will be the then current market value of such shares payable in cash.

                  During the continuance of the foregoing right to sell Corn Products Common Stock, shares of Corn Products Common Stock held by certain members of, or by entities controlled by, the Aranguren family may not be sold to any of the six largest competitors of Corn Products. In addition, prior to any sale of Corn Products Common Stock by such members or


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entities, other than certain exempt transfers, such shares must first be offered to Corn Products at a price stipulated by the selling person.

                  Corn Products has agreed to nominate Ignacio Aranguren Castiello or a qualified nominee designated by the Aranguren family to its Board of Directors as long as the Aranguren family continues to hold at least 70% of their original holdings of Corn Products Common Stock and at least 2.5% of the total outstanding shares of Corn Products Common Stock.

                  The consummation of the transactions contemplated by the agreements is subject to obtaining approvals, consents and assurances from the Mexican Federal Competition Commission, the Mexican Foreign Investment Commission, expiration of the Hart-Scott-Rodino waiting period and certain other conditions.

                  The agreements include various other provisions including standstill provisions, registration rights and certain agreements relating to voting the Corn Products Common Stock. Reference is made to the Transaction Agreement, Stockholder Agreement, and Option Agreement filed herewith as Exhibits 1-3, respectively, and incorporated herein by reference, for a more complete description of the terms and conditions thereof.





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Item 7.           Financial Statements and Exhibits.

                           (c)  Exhibits

                           The exhibit accompanying this report is listed in the accompanying Exhibit Index.

                           Upon the closing of the initial transaction, Corn Products expects to file a Current Report on Form 8-K to report its acquisition. In accordance with item 7(a)(4) of Form 8-K any required financial statements will be filed at that time or by amendment within 60 days of the date such report is due.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                  CORN PRODUCTS INTERNATIONAL, INC.
                                  (Registrant)


Date:  October 21, 1998           By: /s/ James W. Ripley
                                      ------------------------------------------
                                      James W. Ripley
                                      Chief Financial Officer
                                      (principal financial officer)



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                                  EXHIBIT INDEX


         Exhibit Number                              Description of Exhibit
         --------------                              ----------------------

              1                             Transaction Agreement

              2                             Stockholder Agreement

              3                             Option Agreement

Certain Schedules to the foregoing agreements have been omitted and will be supplied to the Commission upon request.